Press Release

For immediate release

Company contact: Larry C. Busnardo, Vice President, Investor Relations, 303-312-8514

HighPoint Resources Regains Compliance with NYSE Minimum Price
Continued Listing Standard

DENVER – November 24, 2020 – HighPoint Resources Corporation (“we”, “us”, or the “Company”) (NYSE: HPR) today announced that on November 19, 2020, it received written notification from the New York Stock Exchange (the “NYSE”) that it has regained compliance with the NYSE continued listing standard relating to the average closing price of the Company’s shares.

As previously disclosed, on March 13, 2020, the Company received formal notice from the NYSE that it was not in compliance with the NYSE's continued listing standards as a result of the average closing price of the Company's common stock being less than $1.00 per share over a consecutive 30 trading-day period. The Company regained compliance after its average closing share price for the 30 trading-day period ending November 19, 2020 was above the NYSE’s minimum requirement of $1.00 per share.

As reported on November 10, 2020, the Company received a separate notice from the NYSE that it is no longer in compliance with the NYSE continued listing standards set forth in Section 802.01B of the NYSE’s Listed Company Manual due to the fact that the Company’s average global market capitalization over a consecutive 30 trading-day period was less than $50 million and, at the same time, its stockholders’ equity was less than $50 million. In accordance with NYSE procedures, the Company intends to submit a plan to the NYSE within 45 days of receipt of the notice advising the NYSE of definitive action it has taken, or is taking, to bring it into compliance within 18 months of receipt of the notice. The Company’s common stock will continue to be listed and traded on the NYSE during the applicable cure period under the common stock trading symbol “HPR.”

ABOUT HIGHPOINT RESOURCES CORPORATION

HighPoint Resources Corporation (NYSE: HPR) is a Denver, Colorado based company focused on the development of oil and natural gas assets located in the Denver-Julesburg Basin of Colorado. Additional information about the Company may be found on its website www.hpres.com.